Exhibit 3

POWER OF ATTORNEY

The undersigned hereby appoints each of Louise C. Curbishley, Kerry S. Kourepenos and Erin C. Ross, as his true and lawful attorney-in-fact and agent to execute and file with the U.S. Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, the “Filing Documentation”) which may be required to be filed in his individual capacity as a result of the undersigned’s position as a managing member of Scout Capital Management, L.L.C., granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, and hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

The authority of each of Louise C. Curbishley, Kerry S. Kourepenos and Erin C. Ross under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file the Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his capacity as a managing member of Scout Capital Management, L.L.C. with respect to the execution and filing of the Filing Documentation.

Date:	May 13, 2013	/s/ Adam Weiss
Adam Weiss